Exhibit 23.2
Consent of Independent Petroleum Engineers and Geologists
We hereby consent to the incorporation by reference in the registration statement (No. 333-204592) on Form S-4 and the registration statements (No. 333‑108162, 333‑118976, 333‑124964, 333‑143203, 333‑143204, 333‑158922, 333‑177825, 333-191878, and 333-205728) on Form S‑8 of Noble Energy, Inc. (the “Company”) of the reference to Netherland, Sewell & Associates, Inc. and the inclusion of our report dated January 22, 2016 in the Annual Report on Form 10-K for the year ended December 31, 2015, of the Company and its subsidiaries, filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
February 17, 2016